Permian Resources Announces Strong Third Quarter 2024 Results and Increased Full Year Guidance
MIDLAND, Texas – November 6, 2024 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its third quarter 2024 financial and operational results and revised 2024 guidance.
Recent Financial and Operational Highlights
•Reported crude oil and total average production of 160.8 MBbls/d and 347.1 MBoe/d during the quarter
•Announced cash capital expenditures of $520 million, cash provided by operating activities of $954 million and adjusted free cash flow1 of $303 million
•Continue to drive operational efficiencies, resulting in reduced cycle times and lower well costs
◦Reduced D&C costs to ~$800 per lateral foot, which represents a 16% decrease from 2023
•Announced quarterly base dividend of $0.15 per share, a 150% increase compared to the prior quarter
◦Represents initial base dividend under the Company's updated return of capital strategy
•Maintained strong balance sheet with leverage of ~1x and ~$2.8 billion of total liquidity
◦Ended quarter with undrawn revolver and $272 million of cash
•Received upgraded credit ratings by Moody’s, S&P and Fitch
◦Targeting investment grade credit ratings in 2025
•Closed previously announced Barilla Draw transaction, adding ~29,500 net acres and ~9,900 net royalty acres directly offset existing operations
•Increased mid-point of full year oil and total production guidance by over 4% to 158.5 MBbls/d and 341.0 MBoe/d
◦Third consecutive increase of guidance primarily driven by strong performance of base business
Management Commentary
“Our team continues to do a tremendous job executing in the field and has improved upon the operational efficiencies gained earlier in the year. Most importantly, reduced cycle times have driven a significant reduction in well costs,” said Will Hickey, Co-CEO of Permian Resources. “We are now drilling and completing wells for approximately $1 million cheaper than 2023. This improvement is driven by our operations team’s relentless pursuit of efficiencies and cost savings.”

“We are proud to increase full year production guidance for the third consecutive quarter, while maintaining our original capital budget. We have now increased oil guidance 11 MBbls/d above our initial outlook, with approximately 8 MBbls/d of this increase driven by our existing business and the remainder from accretive acquisitions,” said James Walter, Co-CEO of Permian Resources. “We are also excited for the first quarter under our significantly enhanced base dividend. The revised return of capital policy will provide better visibility for our shareholders to current and future dividends, while positioning Permian Resources to continue delivering strong dividend growth and leading total shareholder returns.”

Operational and Financial Results

Permian Resources continued the efficient development of its core Delaware Basin acreage position in the third quarter, delivering higher operational efficiencies and continued strong well results. During the quarter, average daily crude oil production was 160,801 Bbls/d, a 5% increase compared to the prior quarter. Reported natural gas and NGL volumes were 603,217 Mcf/d and 85,754 Bbls/d, respectively. Third quarter total production was 347,091 Boe/d.

Total cash capital expenditures (“capex”) for the third quarter were $520 million. The Company continues to drive operational efficiencies, further reducing well costs on a per lateral foot basis. For the third quarter, drilling and completion costs per lateral foot were approximately $800, or a $150 per lateral foot reduction from 2023.

“During the quarter, we reduced our drilling cycle times by 16% compared to last year, while also increasing our completion crew pump hours per day by 19%,” said Will Hickey, Co-CEO. “As a result, these operational efficiencies have lowered drilling and completion costs, and we will continue to focus on further cost reductions as we head into next year.”

Realized prices for the quarter were $74.31 per barrel of oil, $(0.20) per Mcf of natural gas and $22.35 per barrel of NGL. Regional natural gas prices during the quarter continued to be negatively impacted by pipeline capacity constraints, which are expected to be alleviated through additional capacity in the near-term. The Company has continued to make progress towards its goal of pricing more natural gas out of basin, increasing its non-Waha sales to approximately 30% in 2024 compared to 20% in 2023.

Third quarter total controllable cash costs (LOE, GP&T and cash G&A) were $7.95 per Boe. LOE was $5.43 per Boe, GP&T was $1.57 per Boe and cash G&A was $0.95 per Boe.
For the third quarter, Permian Resources generated net cash provided by operating activities of $954 million, adjusted operating cash flow1 of $823 million and adjusted free cash flow1 of $303 million. Adjusted basic weighted average shares1 outstanding were 794.4 million for the three months ended September 30, 2024.
Permian Resources continues to maintain a strong financial position and low leverage profile upon closing the previously announced Barilla Draw bolt-on acquisition during the quarter. At September 30, 2024, the Company had $272 million in cash on hand and no amounts drawn under its revolving credit facility. Total liquidity was approximately $2.8 billion. Net debt-to-LQA EBITDAX1 at September 30, 2024 was approximately 1x.
2024 Operational Plan and Target Update
Permian Resources increased its 2024 oil production target by 6.5 MBbls/d to 158.5 MBbls/d and raised its total production target by 16.0 MBoe/d to 341.0 MBoe/d, based on the mid-point of guidance. The majority of the increase in full year production guidance is driven by continued strong well performance and operational efficiencies, with the balance coming from the recently closed Barilla Draw acquisition. The Company is also adjusting the expected number of turn-in-lines (“TILs”) for 2024 to approximately 270 gross wells, as a result of faster cycle times. There are no other changes to the Company’s guidance ranges.

“This represents our third consecutive increase to full year production targets, while maintaining our original capital expenditure guidance,” said James Walter, Co-CEO. “Most importantly, the vast majority of our increase year-to-date has been driven by outperformance of our base business, highlighting the quality of our asset base.”
(For a detailed table summarizing Permian Resources’ revised 2024 operational and financial guidance, please see the Appendix of this press release.)
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base dividend of $0.15 per share of Class A common stock, or $0.60 per share on an annualized basis. This represents the first quarterly base dividend under the Company’s new return of capital policy, which represents a 150% increase compared to its prior base dividend and provides a leading base dividend yield amongst U.S. independent E&Ps. The base dividend is payable on November 22, 2024 to shareholders of record as of November 14, 2024. The Company’s base dividend represents an annualized yield of 4.4%, as of November 4, 2024.

Recent Acquisitions

On September 17, 2024, Permian Resources closed the previously announced Barilla Draw bolt-on acquisition of approximately 29,500 net acres, 9,900 net royalty acres and substantial midstream infrastructure located in the core of the Delaware Basin. The Company assumed operations on November 1, 2024 and has begun development on the acquired properties. During the third quarter, the Barilla Draw assets contributed approximately 2 MBoe/d, or 1 MBbls/d of oil.

Additionally, Permian Resources continues to be successful executing upon its ground game, consisting of smaller grassroots acquisitions and leasehold transactions. During the third quarter, the Company added approximately 460 net acres through over 100 grassroots leasing and working interest acquisitions. There were no incremental production volumes associated with these acquisitions during the quarter.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on November 7, 2024.
Conference Call and Webcast
Permian Resources will host an investor conference call on Thursday, November 7, 2024 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss third quarter 2024 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 225-9448 (Conference ID: PRCQ324) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (800) 839-5495 (Passcode: 26601) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties, assets or businesses, including our recent acquisitions and related transactions;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to:
•commodity price volatility (including regional basis differentials);
•uncertainty inherent in estimating oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production;
•geographic concentration of our operations;
•lack of availability of drilling and production equipment and services;
•lack of transportation and storage capacity as a result of oversupply, government regulations or other factors;
•risks related to our recent acquisitions, including the risk that we may fail to integrate such acquisitions on the terms and timing currently contemplated, or at all, and/or to realize our strategy and plans to achieve the expected benefits of such acquisitions;
•competition in the oil and natural gas industry for assets, materials, qualified personnel and capital;
•drilling and other operating risks;
•environmental and climate related risks, including seasonal weather conditions;
•regulatory changes, including those that may result from the U.S. Supreme Court’s decision overturning the Chevron deference doctrine and that may impact environmental, energy, and natural resources regulation;
•the possibility that the industry in which we operate may be subject to new or volatile local, state, and federal or legislative actions (including additional taxes and changes in environmental, health, and safety regulation and regulations related to climate change) as a result of developing national and/or global efforts to address climate change;
•restrictions on the use of water, including limits on the use of produced water and potential restrictions on the availability to water disposal facilities;
•availability to cash flow and access to capital;
•inflation;
•changes in our credit ratings or adverse changes in interest rates;
•changes in the financial strength of counterparties to our credit agreement and hedging contracts;
•the timing of development expenditures;
•political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, including the conflict in Israel and its surrounding areas, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage;
•changes in local, regional, national, and international economic conditions;
•security threats, including evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, third-party service provider failures, malicious software, data privacy breaches by employees, insiders or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and
•other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow, Adjusted Basic Weighted Average Shares and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Contacts:
Hays Mabry – Vice President, Investor Relations
(432) 315-0114
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2024 operational and financial guidance are presented below:

	2024 FY Guidance (Updated)
Net average daily production (Boe/d)	340,000	—	342,000
Net average daily oil production (Bbls/d)	158,000	—	159,000

Production costs
Lease operating expenses ($/Boe)	$5.50	—	$6.00
Gathering, processing and transportation expenses ($/Boe)	$1.00	—	$1.50
Cash general and administrative ($/Boe)(1)	$0.90	—	$1.10
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,100

Operated drilling program
TILs (gross)	~270
Average working interest	~75%
Average lateral length (feet)	~9,300
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net revenues (in thousands):
Oil sales	$1,099,318	$660,445	$3,265,303	$1,734,057
Natural gas sales(1)	(37,087)	38,354	(21,351)	94,123
NGL sales(2)	153,340	59,742	460,701	170,027
Oil and gas sales	$1,215,571	$758,541	$3,704,653	$1,998,207

Average sales prices:
Oil (per Bbl)	$74.31	$79.92	$76.80	$75.42
Effect of derivative settlements on average price (per Bbl)	0.09	0.69	(0.37)	2.51
Oil including the effects of hedging (per Bbl)	$74.40	$80.61	$76.43	$77.93

Average NYMEX WTI price for oil (per Bbl)	$75.16	$82.26	$77.54	$77.39
Oil differential from NYMEX	(0.85)	(2.34)	(0.74)	(1.97)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$(0.20)	$1.93	$0.33	$1.66
Effect of derivative settlements on average price (per Mcf)	0.43	0.16	0.34	0.41
Natural gas including the effects of hedging (per Mcf)	$0.23	$2.09	$0.67	$2.07

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.08	$2.58	$2.18	$2.46
Natural gas differential from NYMEX	(2.28)	(0.65)	(1.85)	(0.80)

NGL price excluding the effects of GP&T (per Bbl)(2)	$22.35	$23.67	$23.63	$23.69

Net production:
Oil (MBbls)	14,794	8,264	42,519	22,994
Natural gas (MMcf)	55,496	26,068	162,522	75,134
NGL (MBbls)	7,889	3,212	22,229	9,241
Total (MBoe)(3)	31,932	15,821	91,835	44,758

Average daily net production:
Oil (Bbls/d)	160,801	89,824	155,180	84,225
Natural gas (Mcf/d)	603,217	283,351	593,144	275,215
NGL (Bbls/d)	85,754	34,917	81,129	33,852
Total (Boe/d)(3)	347,091	171,966	335,166	163,946

(1)    Natural gas sales for the three and nine months ended September 30, 2024 include $26.2 million and $75.1 million, respectively, of gathering, processing and transportation costs (“GP&T”) that are reflected as a reduction to natural gas sales and $12.0 million and $30.7 million for the three and nine months ended September 30, 2023, respectively. Natural gas average sales prices, however, exclude $0.47 and $0.46 per Mcf of such GP&T charges for the three and nine months ended September 30, 2024, respectively, and $0.46 and $0.41 per Mcf for the three and nine months ended September 30, 2023, respectively.
(2)    NGL sales for the three and nine months ended September 30, 2024 include $23.0 million and $64.7 million, respectively, of GP&T that are reflected as a reduction to NGL sales and $16.3 million and $48.9 million for the three and nine months ended September 30, 2023, respectively. NGL average sales prices, however, exclude $2.91 and $2.90 per Bbl of such GP&T charges for the three and nine months ended September 30, 2024, respectively, and $5.07 and $5.29 per Bbl for the three and nine months ended September 30, 2023, respectively.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating costs (in thousands):
Lease operating expenses	$173,255	$85,810	$501,597	$243,333
Severance and ad valorem taxes	91,548	58,942	280,784	156,378
Gathering, processing and transportation expenses	50,220	20,731	133,020	57,966
Operating cost metrics:
Lease operating expenses (per Boe)	$5.43	$5.42	$5.46	$5.44
Severance and ad valorem taxes (% of revenue)	7.5%	7.8%	7.6%	7.8%
Gathering, processing and transportation expenses (per Boe)	$1.57	$1.31	$1.45	$1.30

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating revenues
Oil and gas sales	$1,215,571	$758,541	$3,704,653	$1,998,207
Operating expenses
Lease operating expenses	173,255	85,810	501,597	243,333
Severance and ad valorem taxes	91,548	58,942	280,784	156,378
Gathering, processing and transportation expenses	50,220	20,731	133,020	57,966
Depreciation, depletion and amortization	453,603	236,204	1,290,210	640,149
General and administrative expenses	43,783	34,519	129,885	122,729
Merger and integration expense	—	10,422	18,064	28,071
Impairment and abandonment expense	1,380	245	7,784	734
Exploration and other expenses	6,962	5,031	24,428	14,668
Total operating expenses	820,751	451,904	2,385,772	1,264,028
Net gain on sale of long-lived assets	329	63	441	129
Income from operations	395,149	306,700	1,319,322	734,308

Other income (expense)
Interest expense	(79,934)	(40,582)	(227,973)	(114,185)
Net gain (loss) on derivative instruments	238,533	(151,781)	131,702	(76,668)
Other income (expense)	9,247	246	9,676	685
Total other income (expense)	167,846	(192,117)	(86,595)	(190,168)

Income before income taxes	562,995	114,583	1,232,727	544,140
Income tax expense	(106,468)	(16,254)	(237,697)	(77,056)
Net income	456,527	98,329	995,030	467,084
Less: Net income attributable to noncontrolling interest	(70,151)	(52,896)	(226,979)	(246,132)
Net income attributable to Class A Common Stock	$386,376	$45,433	768,051	$220,952

Income per share of Class A Common Stock:
Basic	$0.56	$0.14	$1.24	$0.71
Diluted	$0.53	$0.13	$1.16	$0.64

Weighted average Class A Common Stock outstanding:
Basic	693,692	324,650	619,741	312,015
Diluted	736,239	366,174	663,315	351,417

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$272,026	$73,290
Accounts receivable, net	439,338	481,060
Derivative instruments	130,170	70,591
Prepaid and other current assets	24,004	25,451
Total current assets	865,538	650,392
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,275,707	2,401,317
Proved properties	17,790,218	15,036,687
Accumulated depreciation, depletion and amortization	(4,680,984)	(3,401,895)
Total oil and natural gas properties, net	15,384,941	14,036,109
Other property and equipment, net	46,303	43,647
Total property and equipment, net	15,431,244	14,079,756
Noncurrent assets
Operating lease right-of-use assets	111,783	59,359
Other noncurrent assets	207,028	176,071
TOTAL ASSETS	$16,615,593	$14,965,578
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,160,446	$1,167,525
Operating lease liabilities	52,329	33,006
Other current liabilities	59,190	41,022
Total current liabilities	1,271,965	1,241,553
Noncurrent liabilities
Long-term debt, net	4,184,259	3,848,781
Asset retirement obligations	140,366	121,417
Deferred income taxes	539,460	422,627
Operating lease liabilities	61,301	28,302
Other noncurrent liabilities	54,510	73,150
Total liabilities	6,251,861	5,735,830
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 706,521,280 shares issued and 702,890,671 shares outstanding at September 30, 2024 and 544,610,984 shares issued and 540,789,758 shares outstanding at December 31, 2023	71	54
Class C: 100,409,546 shares issued and outstanding at September 30, 2024 and 230,962,833 shares issued and outstanding at December 31, 2023	10	23
Additional paid-in capital	8,025,933	5,766,881
Retained earnings (accumulated deficit)	971,897	569,139
Total shareholders' equity	8,997,911	6,336,097
Noncontrolling interest	1,365,821	2,893,651
Total equity	10,363,732	9,229,748
TOTAL LIABILITIES AND EQUITY	$16,615,593	$14,965,578

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$995,030	$467,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,290,210	640,149
Stock-based compensation expense	46,713	69,585
Impairment and abandonment expense	7,784	734
Deferred tax expense	228,762	73,453
Net (gain) loss on sale of long-lived assets	(441)	(129)
Non-cash portion of derivative (gain) loss	(91,362)	165,573
Amortization of debt issuance costs, discount and premium	4,752	11,858
Loss on extinguishment of debt	8,585	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	52,567	(57,787)
(Increase) decrease in prepaid and other assets	(6,828)	(27,810)
Increase (decrease) in accounts payable and other liabilities	4,618	24,795
Net cash provided by operating activities	2,540,390	1,367,505
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(1,016,089)	(116,869)
Drilling and development capital expenditures	(1,556,208)	(1,066,693)
Purchases of other property and equipment	(7,101)	(30,828)
Contingent considerations received related to divestiture	—	60,000
Proceeds from sales of oil and natural gas properties	15,579	59,203
Net cash used in investing activities	(2,563,819)	(1,095,187)
Cash flows from financing activities:
Proceeds from equity offering, net	402,211	—
Proceeds from borrowings under revolving credit facility	1,965,000	1,050,000
Repayment of borrowings under revolving credit facility	(1,965,000)	(1,435,000)
Proceeds from issuance of senior notes	1,000,000	500,000
Debt issuance and redemption costs	(22,582)	(6,950)
Redemption of senior notes	(656,351)	—
Proceeds from exercise of stock options	257	514
Share repurchases	(61,048)	(95,448)
Dividends paid	(361,402)	(80,793)
Distributions paid to noncontrolling interest owners	(78,889)	(62,296)
Net cash used in financing activities	222,196	(129,973)
Net increase (decrease) in cash, cash equivalents and restricted cash	198,767	142,345
Cash, cash equivalents and restricted cash, beginning of period	73,864	69,932
Cash, cash equivalents and restricted cash, end of period	$272,631	$212,277

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Nine Months Ended September 30,
	2024	2023
Cash and cash equivalents	$272,026	$211,703
Restricted cash	605	574
Total cash, cash equivalents and restricted cash	$272,631	$212,277

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$386,376	$235,100	$146,575	$255,354	$45,433
Net income attributable to noncontrolling interest	70,151	73,808	83,020	157,265	52,896
Interest expense	79,934	75,452	72,587	63,024	40,582
Income tax expense	106,468	82,272	48,957	78,889	16,254
Depreciation, depletion and amortization	453,603	426,428	410,179	367,427	236,204
Impairment and abandonment expense	1,380	6,384	20	5,947	245
Non-cash derivative (gain) loss	(213,102)	(6,734)	128,474	(180,179)	161,672
Stock-based compensation expense(1)	13,537	22,463	9,094	8,495	15,633
Exploration and other expenses	6,962	5,978	11,488	4,669	5,031
Merger and integration expense	—	6,941	11,123	97,260	10,422
(Gain) loss on sale of long-lived assets	(329)	—	(112)	(82)	(63)
Adjusted EBITDAX	$904,980	$928,092	$921,405	$858,069	$584,309

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2024, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	September 30, 2024
Long-term debt, net	$4,184,259
Unamortized debt discount, premium and issuance costs on senior notes	25,189
Long-term debt	4,209,448
Less: cash and cash equivalents	(272,026)
Net debt (Non-GAAP)	3,937,422
LQA EBITDAX(1)	3,619,920
Net debt-to-LQA EBITDAX	1.1
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended September 30, 2024, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2024	2023
Basic weighted average shares of Class A Common Stock outstanding	693,692	324,650
Weighted average shares of Class C Common Stock	100,670	241,340
Adjusted basic weighted average shares outstanding	794,362	565,990

Basic weighted average shares of Class A Common Stock outstanding	693,692	324,650
Add: Dilutive effects of Convertible Senior Notes	29,117	27,829
Add: Dilutive effects of equity awards	13,430	13,695
Diluted weighted average shares of Class A Common Stock outstanding	736,239	366,174
Weighted average shares of Class C Common Stock	100,670	241,340
Adjusted diluted weighted average shares outstanding	836,909	607,514

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2024	2023
Net cash provided by operating activities	$954,358	$480,801
Changes in working capital:
Accounts receivable	(78,413)	45,899
Prepaid and other assets	2,431	23,841
Accounts payable and other liabilities	(56,437)	(16,300)
Merger and integration expense & other	1,106	10,422
Estimated tax distribution to noncontrolling interest owners(1)	(181)	—
Adjusted operating cash flow	822,864	544,663
Less: total cash capital expenditures	(520,173)	(380,137)
Adjusted free cash flow	$302,691	$164,526

Adjusted basic weighted average shares outstanding	794,362	565,990

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of the three months ended September 30, 2024.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands, except per share data)	2024	2023
Net income attributable to Class A Common Stock	$386,376	$45,433
Net income attributable to noncontrolling interest	70,151	52,896
Non-cash derivative (gain) loss	(213,102)	161,672
Merger and integration expense & other	1,106	10,422
Impairment and abandonment expense	1,380	245
(Gain) loss on sale of long-lived assets	(329)	(63)
Adjusted net income excluding above items	245,582	270,605
Income tax benefit (expense) attributable to the above items(1)	31,679	(50,664)
Adjusted net income	$277,261	$219,941

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	794,362	565,990
Adjusted net income per adjusted basic share	$0.35	$0.39

(1)    Income tax benefit (expense) for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate that was approximately 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of October 31, 2024. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	October 2024 - December 2024	3,772,000	41,000	$75.08
	January 2025 - March 2025	3,870,000	43,000	75.15
	April 2025 - June 2025	3,913,000	43,000	73.85
	July 2025 - September 2025	3,956,000	43,000	72.65
	October 2025 - December 2025	3,956,000	43,000	71.62
	January 2026 - March 2026	1,575,000	17,500	71.49
	April 2026 - June 2026	1,592,500	17,500	70.61
	July 2026 - September 2026	1,610,000	17,500	69.77
	October 2026 - December 2026	1,610,000	17,500	69.08

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	October 2024 - December 2024	184,000	2,000	$60.00	-	$76.01

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Put Price ($/Bbl)(3)	Deferred Premium ($/Bbl)(3)
Deferred premium puts	October 2024 - December 2024	230,000	2,500	$65.00	$4.96

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil basis differential swaps	October 2024 - December 2024	4,186,000	45,500	$0.97
	January 2025 - March 2025	3,870,000	43,000	1.11
	April 2025 - June 2025	3,913,000	43,000	1.11
	July 2025 - September 2025	3,956,000	43,000	1.11
	October 2025 - December 2025	3,956,000	43,000	1.11
	January 2026 - March 2026	1,575,000	17,500	1.15
	April 2026 - June 2026	1,592,500	17,500	1.15
	July 2026 - September 2026	1,610,000	17,500	1.15
	October 2026 - December 2026	1,610,000	17,500	1.15

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(5)
Crude oil roll differential swaps	October 2024 - December 2024	4,186,000	45,500	$0.55
	January 2025 - March 2025	3,870,000	43,000	0.42
	April 2025 - June 2025	3,913,000	43,000	0.42
	July 2025 - September 2025	3,956,000	43,000	0.42
	October 2025 - December 2025	3,956,000	43,000	0.42
	January 2026 - March 2026	1,575,000	17,500	0.28
	April 2026 - June 2026	1,592,500	17,500	0.28
	July 2026 - September 2026	1,610,000	17,500	0.28
	October 2026 - December 2026	1,610,000	17,500	0.28

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil deferred premium puts are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual put prices for the volumes stipulated.
(4)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(5)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	October 2024 - December 2024	5,933,899	64,499	$3.86
	January 2025 - March 2025	3,600,000	40,000	4.32
	April 2025 - June 2025	3,640,000	40,000	3.65
	July 2025 - September 2025	3,680,000	40,000	3.83
	October 2025 - December 2025	3,680,000	40,000	4.20
	January 2026 - March 2026	990,000	11,000	4.18
	April 2026 - June 2026	1,001,000	11,000	3.48
	July 2026 - September 2026	1,012,000	11,000	3.80
	October 2026 - December 2026	1,012,000	11,000	4.21

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	October 2024 - December 2024	11,040,000	120,000	$(0.98)
	January 2025 - March 2025	3,600,000	40,000	(0.74)
	April 2025 - June 2025	3,640,000	40,000	(0.74)
	July 2025 - September 2025	3,680,000	40,000	(0.74)
	October 2025 - December 2025	3,680,000	40,000	(0.74)
	January 2026 - March 2026	990,000	11,000	(0.61)
	April 2026 - June 2026	1,001,000	11,000	(1.67)
	July 2026 - September 2026	1,012,000	11,000	(1.17)
	October 2026 - December 2026	1,012,000	11,000	(1.02)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(3)
Natural gas collars	October 2024 - December 2024	5,106,101	55,501	$2.75	-	$5.29

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.